EXHIBIT 16.1

August 15, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 14, 2018, to be filed by our former client, Terra Tech Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Macias Gini & O’Connell LLP 3000 S Street, Suite 300 Sacramento, CA 95816	www.mgocpa.com